MERRILL LYNCH LATIN AMERICA FUND

FILE # 811- 6349

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
6/23/2004	GOL Linhas Aereas	60,000	33,000,000	Morgan Stanley Merrill Lynch JP Morgan Raymond James & Assoc. UBS Securities Santander Invest. Securities
6/28/2004	Homex Development/Desarrolladora Homex	14,800	10,100,000	Citigroup Merrill Lynch
9/28/2004	CPFL Energia	39,000	47,495,679

Merrill Lynch

Pactual Capital

Credit Suisse First Boston

Morgan Stanley

UBS Securities

Blaylock & Partners, LP

Harris Nesbitt Corp

Johnson Rice & Co.

KeyBanc Capital Markets

Lazard Freres & Co.

Oppenheimer & Co.

Petrie Parkman & Co.

3/23/2005	All America Latina Logistica	8,200	7,908,000	Pactual Capital Corp. Merrill Lynch Credit Suisse Unibanco Securities